Exhibit 4.12(a)
AMENDMENT NO. 1 TO
LONG TERM INTERCOMPANY LOAN AGREEMENT
(Loan No. L42)

THIS AMENDMENT NO. 1 is dated as of March 20, 2008 (this “Amendment”) to Loan Agreement (as defined below) by and between LyondellBasell Finance Company, a Delaware corporation (“Lender”) and Lyondell Chemical Company, a Delaware corporation (“Borrower”).  Capitalized terms used herein but not otherwise defined herein shall have the respective meanings given to them in the Loan Agreement.

RECITALS

WHEREAS, Borrower and Lender have entered into that certain Long Term Intercompany Loan Agreement dated as of February 22, 2008 (the “Loan Agreement”); and

WHEREAS, Borrower and Lender desire to modify repayment terms provided in the Loan Agreement.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Section 4(a) of the Loan Agreement shall be deleted in its entirety and the following substituted therefor:

(a)
in the event that, at any time commencing on January 31, 2010 and before the Repayment Date, for any reason or circumstance whatsoever, the Lender is required to repay any amount under any corporate financing of the LyondellBasell Group, the Lender shall be entitled to require the Borrower to make a mandatory prepayment of the Loan or  any portion thereof, and the Borrower shall immediately, upon written notice by the Lender, make such mandatory prepayment to the Lender, and any interest accrued thereon until the day of the pre-payment, without any cost, penalty or liability of any type for the Lender, and any and all rights of the Borrower in such respect, if any, are waived insofar as permissible under applicable law;

2.           This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, United States of America, without giving effect to the principles of conflict of laws thereof.

3.           This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

* * *

IN WITNESS WHEREOF, the undersigned have executed this Amendment, effective as of the date first above written.

Lender:

LYONDELLBASELL FINANCE COMPANY

By:           /s/ Alan Bigman
      Alan Bigman, President

Borrower:

LYONDELL CHEMICAL COMPANY

By:           /s/ Eberhard Faller
      Eberhard Faller, Vice President, Controller
      and Chief Accounting Officer